Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-188848, No. 333-176700, No. 333-112899) and Form S-8 (No. 333-166986, No. 333-183648) of XPO Logistics, Inc. of our report dated February 23, 2011 relating to the financial statements of Pacer International, Inc. which appeared in Pacer International, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in this Current Report on Form 8-K of XPO Logistics, Inc. dated January 27, 2014.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio

January 27, 2014